Exhibit 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

Tel: (201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

Record Backlog of $70.6 Million; EPS Rises to 3 Cents

NEWTOWN, PA, November 8, 2006 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the quarter and nine months ended September 30, 2006.

Financial highlights for the third quarter of 2006 include:

•	Service revenue increased 33.1% to $8.0 million from $6.0 million during the third quarter of 2005.

•	The third quarter of 2006 was profitable, with income from operations of $430,000 compared to a loss from operations of $884,000 in the same period of 2005 and improved profitability as compared to second quarter 2006.

•	Net income was $367,000, or $0.03 per fully diluted share, as compared to third quarter 2005 net loss of $530,000, or $0.05 per fully diluted share.

•	Service revenue was derived from 223 projects for 100 clients.

•	Backlog increased 27.9% to $70.6 million as of September 30, 2006 from $55.2 million as of September 30, 2005.

Financial highlights for the nine months ended September 30, 2006 include:

•	Service revenue increased 36.6% to $23.3 million as compared to $17.0 million during the nine months ended September 30, 2005.

•	Income from operations was $254,000 as compared to a loss from operations of $3.8 million during the nine months ended September 30, 2005.

•	Net income was $391,000, or $0.03 per fully diluted share, as compared to net loss of $2.2 million, or $0.20 per fully diluted share, during the nine months ended September 30, 2005.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are pleased that after returning to profitability in the second quarter, we have improved our profitability in the third quarter while continuing to grow our backlog. Demand for our clinical trial services remains strong. Our record backlog of $70.6 million is a testament to the satisfaction of our clients.”

Mr. Weinstein also said, “We anticipate, based on the performance seen in the first nine months of 2006, that our 2006 service revenue will be at the upper end of the $29-$31 million range we provided as guidance in August and that we will be profitable for the fourth quarter and for the full year 2006. For 2007, we anticipate service revenue in the range of $35 to $37 million and earnings per share in the range of $0.11 to $0.15.”

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Results for the third quarter of 2006 include CapMed revenue and operating expenses of $20,000 and $388,000 respectively. For the nine months ended September 30, 2006, revenue at CapMed was $230,000 and operating expenses were $1.4 million.

Mr. Weinstein added, “We intend to expand our CapMed division through partnerships and marketing efforts devoted to the Personal Health Record [PHR] and Personal HealthKey™ products. We believe that continued emphasis on improving patient care and reducing cost will contribute to the growth of the personal electronic medical records market. During the past quarter, CapMed has progressed toward the completion of its .Net conversion and development of its web portal strategy, which includes a web-based PHR. Once completed, our customers will have the choice of managing their health through an online PHR, from their desktop PC or from our patent-pending USB HealthKey, which we believe will further enhance value in the marketplace and reduce the lengthy sales cycle typical in this space.”

He concluded, “We have successfully consolidated our return to profitability in the third quarter of 2006 and continue to pursue acquisition opportunities that build on our core business and further enhance our market position.”

Management of Bio-Imaging Technologies, Inc. will host a conference call on the same day at 11:00 A.M. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the US or (973) 935-2981 for international callers, passcode #8046571 approximately 15 minutes before the call. There will be a simultaneous webcast under “Investor Relations” at www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the US, or (973) 341-3080, for international callers, passcode #8046571. The replay will also be available for two weeks under “Investor Relations” at www.bioimaging.com.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA and its European Core Lab in Leiden, The Netherlands. Through its CapMed division, Bio-Imaging provides the Personal HealthKey(TM) technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.

FINANCIAL TABLES TO FOLLOW

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
Service revenues	8,040	6,042	23,253	17,021
Reimbursement revenues	2,266	1,708	6,577	4,791

Total revenues	$10,306	$7,750	$29,830	$21,812

Costs and expenses:
Cost of revenues	7,115	6,208	21,164	18,383
General & admin. expenses	1,402	1,230	4,165	3,699
Sales & marketing expenses	1,359	1,196	4,247	3,508

Total cost and expenses	9,876	8,634	29,576	25,590

Income (loss) from operations	430	(884)	254	(3,778)

Interest income - net	137	29	352	44

Income before taxes	567	(855)	606	(3,734)
Income tax benefit (provision)	(200)	325	(215)	1,494

Net income (loss)	367	(530)	391	(2,240)

Basic earnings (loss) per share	$0.03	$(0.05)	$0.03	$(0.20)

Weighted average number of shares - basic	11,214	11,146	11,198	11,100

Diluted earnings (loss) per share	$0.03	$(0.05)	$0.03	$(0.20)

Weighted average number of shares - diluted	12,126	11,146	12,121	11,100

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Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$13,709	$10,554
Accounts receivable	5,746	6,631
Prepaid expenses and other current assets	1,089	992
Deferred income taxes	2,179	715

Total current assets	22,723	18,892

Property & equipment net	5,622	5,109
Intangibles & goodwill	2,296	2,519
Deferred income taxes	611	1,844
Other assets	496	427

Total assets	$31,748	$28,791

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,214	$1,681
Accrued expenses and other current liabilities	2,729	2,027
Deferred revenue	8,868	6,255
Current maturities of capital lease obligations	557	874

Total current liabilities	13,368	10,837

Long-term capital lease obligations	174	551
Other liability	211	206

Total liabilities	13,753	11,594

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,656	22,303
Accumulated other comprehensive Loss	(8)	(62)
Accumulated deficit	(4,656)	(5,047)

Total stockholders’ equity	17,995	17,197

Total liabilities & stockholders’ equity	$31,748	$28,791

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Nine Months Ended
	09/30/06	09/30/05
Cash flows from operating activities:
Net income (loss)	391	(2,240)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,535	1,663
Provision for deferred income taxes	(275)	(1,576)
Bad debt provision (benefit)	1	(11)
Sales leaseback gains	—	15
Non-cash stock based compensation expense	201	1
Loss on foreign currency options	52	14
Changes in operating assets and liabilities:
Decrease in accounts receivable	885	1,818
Increase in prepaid expenses and other current assets	(81)	(63)
Increase in other assets	(69)	(43)
(Decrease) increase in accounts payable	(665)	846
Increase (decrease) in accrued expenses and other current liabilities	837	(340)
Increase in deferred revenue	2,613	1,627
Increase in other liabilities	5	70

Net cash provided by operating activities	$5,430	$1,781

Cash flows from investing activities:
Purchases of property and equipment	(1,628)	(1,522)

Net cash used in investing activities	$(1,628)	$(1,522)

Cash flows from financing activities:
Payments under equipment lease obligations	(695)	(599)
Premium paid for foreign currency options	(14)	(98)
Proceeds from sales leaseback	—	507
Proceeds from exercise of stock options	62	83

Net cash used in financing activities	$(647)	$(107)

Net increase in cash and cash equivalents	3,155	152
Cash and cash equivalents at beginning of period	10,554	9,650

Cash and cash equivalents at end of period	$13,709	$9,802

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